
                                                                                                                        Exhibit 12

                                                           FORMICA CORPORATION
                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (in millions, except ratio data)
                                                                                Three-months ended            Six-months ended
                                                                                     June 30,                     June 30,
                                                                             -------------------------     ------------------------
                                                                                 2001          2000           2001         2000
                                                                             -------------    --------     -----------   ----------
       Loss from continuing operations before income taxes per statement of
       operations                                                              $(14.7)          $(12.3)      $(25.5)       $(28.2)

       Add:
       Portion of rents representative of the interest factor                     0.9              0.6          1.8           1.2

       Interest on indebtedness and amortization of debt expense                 13.3             12.1         26.4          22.1

                                                                             -------------    --------     -----------   ----------
       Income as adjusted                                                        (0.5)             0.4          2.7          (4.9)
                                                                             =============    ========     ===========   ==========

       Fixed Charges:
       Interest on indebtedness and amortization of debt expense (1)             13.3             12.1         26.4          22.1
                                                                             -------------    --------     -----------   ----------

       Capitalized interest (2)                                                  --               --           --            --
                                                                             -------------    --------     -----------   ----------

       Rents                                                                      2.7              1.8          5.4           3.6

                                                                             -------------    --------     -----------   ----------
       Portion of rents representative of the interest factor (3)                 0.9              0.6          1.8           1.2
                                                                             -------------    --------     -----------   ----------

                                                                             -------------    --------
       Fixed Charges (1) + (2) + (3)                                           $ 14.2           $ 12.7       $ 28.2        $ 23.3
                                                                             =============    ========     ===========   ==========

       Ratio of earnings to fixed charges                                        --               --           --            --
                                                                             =============    ========     ===========   ==========


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